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                                                                    EXHIBIT 99.1

October 12, 2004 04:17 PM US Central Timezone

GREENBRIAR CORPORATION ACQUIRES BULGARIAN CABLE AND TELECOMMUNICATIONS COMPANY

DALLAS--(BUSINESS WIRE)--Oct. 12, 2004--Greenbriar Corporation (AMEX:GBR), announced the acquisition in a stock-for-stock exchange of two privately-held U.S. corporations in exchange for 31,500 shares of newly-designated 2% Series J Preferred Stock. The two U.S. corporations each own an undivided one-half of the equity interests in Tacaruna BV, a Netherlands company, which in turn owns 75% of CableTEL AD ("CableTEL"). CableTEL holds an option which presently expires October 31, 2004, to redeem the remaining 25% of its outstanding stock for EUR7,000,000 (approximately $8,744,000 at today's conversion rate). Greenbriar has not yet determined whether it will exercise this option.

CableTEL, the largest cable television provider in Bulgaria, has launched Bulgaria's first, fully connected fiber optic backbone ring which, upon completion, will cover the entire country with connections to its major metropolitan cities.

In addition to its current cable television business, CableTEL's business plan is to build a vertically integrated communications company which will provide a full range of telephone services (including voice over IP), internet services and fiber optic backbone connectivity to individual, commercial and government customers. With the completion of the fiber optic backbone and with legal barriers to admission into the fixed voice market lifted in Bulgaria, CableTEL is preparing an aggressive entry into the Bulgarian telecommunications market.

A significant component of CableTEL's business plan is the leasing of fiber optic backbone connectivity to commercial, industrial and governmental clients. Bordered by Greece, Turkey, Macedonia, Yugoslavia and Romania, CableTEL's land-based fiber optic infrastructure will offer a less expensive alternative to connectivity under the Mediterranean Sea for countries desiring high speed internet, voice and data access to the rest of the world.

Bulgaria is situated in Southeastern Europe and occupies the northeastern part of the Balkan Peninsula. Bulgaria's Parliamentary Republic form of government has brought political stability and its stringent fiscal controls have stimulated sustained economic growth of 4.1%-5.4% per annum for the past four years. Bulgaria is a member of NATO and expects to join the European Union by 2007.

The European Union, which currently consists of 25 member countries, has earmarked substantial funding to assist candidate countries to achieve the infrastructure and institutional reforms necessary for membership in the Union. The Union's commitment to Bulgaria from this funding is EUR816,000,000 (over one billion U.S. dollars), nearly 20% of the European Union assistance budget. Bulgaria has completed over 85% of the steps the Union requires for entry.

As consideration for the acquisition, Greenbriar issued 31,500 shares of its newly-designated 2% Series J Preferred Stock (the "Preferred Shares") to four individual stockholders of the two U.S. corporations.


                               Exhibit 99 - Page 1
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The 2% Series J Preferred Stock has a liquidation value of $1,000 per share, has the right to receive cumulative cash dividends of $20 per share per annum payable quarterly, payment of $1,000 per share in the event of liquidation, dissolution or winding up of Greenbriar before any distribution is made to common stockholders, optional redemption at any time after September 30, 2006 at a price of $1,000 per share plus cumulative unpaid dividends. The Preferred Shares are not convertible into any other securities of Greenbriar, and each share has voting rights consisting of five votes per share voting together with all other classes of stock.

The Acquisition Agreement requires as soon as reasonably practicable, and in no event later than September 30, 2005, that Greenbriar present the transaction represented by the Acquisition Agreement, together with a proposed mandatory exchange of the Preferred Shares for Common Stock to its current stockholders in accordance with the applicable requirements of the Securities and Exchange Commission and the American Stock Exchange, Inc. for a vote (or a written consent by the requisite number) of stockholders to approve the transaction, including a mandatory exchange of all shares of the Preferred Shares for shares of Greenbriar Common Stock on the basis of 279 shares of Common Stock for each share of the Preferred Shares, which would result in an aggregate of approximately 8,788,500 shares of Greenbriar Corporation's Common Stock being issued to the four individuals, which would then constitute approximately 90% of the total issued and outstanding shares of Common Stock of Greenbriar, subject to the listing requirements with the AMEX.

In the event the stockholders of Greenbriar do not approve the transaction and the mandatory exchange by the requisite number of votes, the holders of the Preferred Shares have the option exercisable by all of them at any time after September 30, 2005 until September 30, 2006 to either rescind the transaction by delivery back to Greenbriar of the 31,500 shares of the Preferred Shares or to receive in exchange for all of the ordinary shares and other securities of Tacaruna BV.

"In 2000 the Company decided to make the transition from a company exclusively dedicated to the assisted living business to a company with a broad based portfolio of business interests. We have been seeking an opportunity like this for our shareholders," said Gene S. Bertcher, President and Chief Executive Officer of Greenbriar Corporation.


"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Any of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances, operations, and prospects. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Greenbriar Corporation's actual future experience involving any one or more of such matters and subject areas relating to interest rate fluctuations, ability to obtain adequate debit and equity financing, demand, pricing, competition, construction, licensing, permitting, construction delays on new developments, contractual and licensure matters and other delays on the disposition, transition, or restructuring of currently or previously owned, leased or managed communities in the Company's portfolio, and the ability of the Company to continue managing its costs and cash flow while maintaining high occupancy rates and market rate assisted living charges in its assisted living communities. Greenbriar Corporation has attempted to identify, in context, certain factors that the Company currently believes may cause actual future experience and results to differ from its current expectations regarding the relevant matter or subject area. These and other risks and uncertainties are detailed in the Company's report filed


                              Exhibit 99 - Page 2
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with the Securities and Exchange Commission (SEC), including Greenbriar
Corporation's Annual Reports on form 10-K and Quarterly Reports on Form 10-Q.

                              Exhibit 99 - Page 3